Exhibit 99.1

Investor Contact:	Media Contact:
Karen Breen	KCHiggins
303-397-8592	303-397-8325
TeleTech Reports Record First Quarter Results
Record First Quarter Revenue Grows More Than 17 Percent to $333 Million
EPS Grows 200 Percent to 24 Cents
Operating Income Increases 185 Percent and Operating Margin Expands to 8.6 Percent
Englewood, Colo., May 9, 2007 — TeleTech Holdings, Inc. (NASDAQ: TTEC), one of the largest and most geographically diverse global providers of business process outsourcing (BPO) solutions, today announced financial results for the first quarter 2007. The Company also filed its Quarterly Report on Form 10-Q with the Securities and Exchange Commission for the quarter ended March 31, 2007.
TeleTech reported record first quarter 2007 revenue of $332.5 million, a 17.3 percent increase over the year-ago quarter. Revenue in TeleTech’s BPO business grew 22.9 percent over the year-ago quarter to $326.6 million and represented 98 percent of consolidated first quarter revenue.
Revenue from services performed for clients in offshore locations grew approximately 47 percent to $127.1 million in the first quarter 2007 and represented 38 percent of total revenue. TeleTech currently provides offshore services from seven countries including Argentina, Brazil, Canada, India, Malaysia, Mexico and the Philippines and believes it has the largest and most geographically diverse offshore footprint of any global BPO provider. TeleTech is expanding into two new emerging markets that will exclusively provide offshore services. One of these new markets is Costa Rica, which TeleTech expects will be operational during the second quarter.
Income from operations in the first quarter 2007 increased 185 percent to $28.5 million or 8.6 percent of revenue, from $10.0 million or 3.5 percent of revenue in the year-ago quarter. Equity compensation expense included in income from operations for the current quarter was $2.9 million which lowered operating margin by approximately 90 basis points.
The BPO business had an operating margin of 10.0 percent, up from a 4.1 percent combined operating margin in the year ago quarter.
Fully diluted earnings per share in the first quarter 2007 was 24 cents, up 200 percent from 8 cents in the year ago quarter.
Earnings before interest, taxes, depreciation and amortization (EBITDA) in the first quarter 2007 was $41.1 million or 12.3 percent of revenue, a 97 percent increase over $20.9 million of EBITDA in the year-ago quarter. Please refer to the discussion of Non-GAAP financial measures below.
Return on invested capital, defined as earnings before interest and taxes (EBIT) divided by average shareholders’ equity, was 25.6 percent at March 31, 2007, up from 11.9 percent at the end of the year ago quarter.
EXECUTIVE COMMENTARY
“We are extremely pleased to have delivered our sixth consecutive quarter of double-digit revenue growth while significantly increasing profitability as income from operations increased 185 percent. This strong performance is the direct result of our ability to convert our investments in new service offerings, increased vertical industry expertise and growing global delivery capabilities into meaningful new revenue opportunities,” said Kenneth Tuchman, chairman and chief executive officer. “We continue to experience strong demand for our services, driven by our clients’ increased desire for providers that can not only enhance their strategic capabilities but who can also provide a globally-integrated, high-quality front and back office solution. With a strong start to the new year, we remain focused on achieving both our 2007 and 2008 financial goals through continued top line growth and increasing profitability.”

FIRST QUARTER 2007 BUSINESS HIGHLIGHTS
Strong Performance in the BPO Business
•	Revenue in TeleTech’s BPO business grew 22.9 percent to $326.6 million from $265.8 million in the year-ago quarter. The BPO business benefited from higher than expected seasonal revenue primarily in the healthcare and retail industries.
Solid Balance Sheet Continues to Fund Organic Growth
•	As of quarter-end, TeleTech had cash and cash equivalents of $65.3 million and total debt to equity of approximately 12 percent.

•	TeleTech generated $18.3 million of free cash flow in the first quarter compared to $2.1 million in the year-ago quarter.

•	Capital expenditures were $13.5 million in the first quarter, down from $14.6 million in the year-ago quarter. Approximately 80 percent of this quarter’s capital expenditures were related to growth in offshore locations with the balance for maintenance.
Business Outlook
•	For 2007, TeleTech estimates revenue will grow approximately 15 percent over 2006 as it focuses on achieving its goal of reaching a $1.5 billion revenue run-rate by the fourth quarter 2007. Furthermore, TeleTech estimates fourth quarter 2007 operating margin will increase to 10 percent, excluding unusual charges, if any.

•	For 2008, TeleTech estimates revenue will grow between 12 and 15 percent and operating margin will improve by approximately 200 basis points over 2007.
SEC FILINGS
The Company’s filings with the Securities and Exchange Commission are available in the “Investors” section of TeleTech’s website, which is located at www.teletech.com.
CONFERENCE CALL
TeleTech executive management will hold a conference call to discuss first quarter 2007 financial results on Wednesday, May 9, 2007, at 4:30 p.m. Eastern Time. You are invited to join a live webcast of the call by visiting the “Investors” section of the TeleTech website at www.teletech.com. If you are unable to participate during the live webcast, a replay of the call will be available on the TeleTech website through Wednesday, May 23, 2007.
NON-GAAP FINANCIAL MEASURES
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP) in the United States, the Company uses the following non-GAAP financial measures: EBITDA, EBIT and Free Cash Flow. TeleTech believes that providing these non-GAAP financial measures provides investors with greater transparency to the information used by TeleTech’s management in its financial and operational decision-making and allows investors to see TeleTech’s results “through the eyes” of management. TeleTech also believes that providing this information better enables TeleTech’s investors to understand its operating performance and information used by management to evaluate and measure such performance. The presentation of these financial measures are not intended to be used in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures is available in the financial tables attached to this press release and in our SEC filings.
ABOUT TELETECH
TeleTech is one of the largest and most geographically diverse global providers of business process outsourcing solutions. We have a 25-year history of designing, implementing, and managing critical business processes for Global 1000 companies to help them improve their customers’ experience, expand their strategic capabilities, and increase their operating efficiencies. By delivering a high-quality customer experience through the effective integration of customer-facing front-office processes with internal back-office processes, we enable our clients to better serve, grow, and retain their customer base. We use Six Sigma-based quality methods continually to design, implement, and enhance the business processes we deliver to our clients and we also apply this methodology to our own internal operations. We have developed deep domain expertise and support approximately 300 business process outsourcing programs serving approximately 130 global clients in the automotive, communications, financial services, government, healthcare, retail, technology and travel and leisure industries. Our integrated global solutions are provided by 49,000 employees utilizing 33,200 workstations across 88 Delivery Centers in 17 countries.
FORWARD-LOOKING STATEMENTS
This press release may contain certain forward-looking statements that involve risks and uncertainties. The projections and statements contained in these forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. All statements not based on historical fact are forward-looking statements that involve substantial risks and uncertainties. In accordance with the Private Securities Litigation Reform Act of 1995, following are important factors that could cause our actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to the following: our belief that we are continuing to see strong demand for our services and that sales cycles are shortening; the ability to close and ramp new business opportunities that are currently being pursued or that are in the final stages with existing and/or potential clients in order to achieve our Business Outlook; estimated revenue from new, renewed, and expanded client business as volumes may not materialize as forecasted or be sufficient to achieve our Business Outlook; the possibility of lower revenue or price pressure from our clients experiencing a business downturn or merger in their business; greater than anticipated competition in the BPO and customer management market, causing adverse pricing and more stringent contractual terms; risks associated with losing or not renewing client relationships, particularly large client agreements, or early termination of a client agreement; the risk of losing clients due to consolidation in the industries we serve; consumers’ concerns or adverse publicity regarding our clients’ products; our ability to execute our growth plans, including sales of new services (such as TeleTech OnDemand™); our ability to achieve our year-end 2007 and 2008 financial goals, including those set forth in our Business Outlook; achieving continued profit improvement in our International Business Process Outsourcing (BPO) operations; risks associated with attracting and retaining cost-effective labor at our delivery centers; the possibility of additional asset impairments and restructuring charges; risks associated with changes in foreign currency exchange rates; the possibility of future impairments and / or restructuring charges in our Database Marketing and Consulting segment; our ability to find cost effective delivery locations, obtain favorable lease terms, and build or retrofit facilities in a timely and economic manner; risks associated with business interruption due to weather, pandemic or terrorist-related events; economic or political changes affecting the countries in which we operate; changes in accounting policies and practices promulgated by standard setting bodies; and new legislation or government regulation that impacts the BPO and customer management industry.
Please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and the Annual Report on Form 10-K for the year ended December 31, 2006, for a detailed discussion of factors discussed above and other important factors that may impact the Company’s business, results of operations, financial condition, and cash flows. The Company assumes no obligation to update its forward-looking statements to reflect actual results or changes in factors affecting such forward-looking statements.
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TELETECH HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2007	2006

Revenue	$332,532	$283,422

Operating Expenses:
Cost of services	238,305	213,302
Selling, general and administrative	52,487	47,410
Depreciation and amortization	13,254	11,797
Restructuring charges, net	—	757
Impairment losses	—	176

Total operating expenses	304,046	273,442

Income From Operations	28,486	9,980

Other income (expense)	(1,062)	(1,227)

Income Before Income Taxes and Minority Interest	27,424	8,753

Provision for income taxes	9,663	2,981

Income Before Minority Interest	17,761	5,772

Minority interest	(434)	(384)

Net Income	$17,327	$5,388

Net Income Per Share:
Basic	$0.25	$0.08

Diluted	$0.24	$0.08

Income From Operations Margin	8.6%	3.5%
Net Income Margin	5.2%	1.9%
Effective Tax Rate after Minority Interest	35.8%	35.6%

Weighted Average Shares Outstanding:
Basic	70,335	68,928
Diluted	72,880	70,344

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three months ended
	March 31,
	2007	2006

Revenue:
North American BPO	$234,237	$179,737
International BPO	92,405	86,084
Database Marketing and Consulting	5,890	17,601

Total	$332,532	$283,422

Income (Loss) From Operations:
North American BPO	$32,389	$13,111
International BPO	217	(2,166)
Database Marketing and Consulting	(4,120)	(965)

Total	$28,486	$9,980

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2007	2006
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$65,282	$60,484
Accounts receivable, net	237,042	237,353
Other current assets	65,446	63,307

Total current assets	367,770	361,144

Property and equipment, net	158,335	156,047
Other assets	136,296	141,525

Total assets	$662,401	$658,716

LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$182,866	$182,015
Other noncurrent liabilities	75,008	107,417
Minority interest	5,280	5,877
Total stockholders’ equity	399,247	363,407

Total liabilities and stockholders’ equity	$662,401	$658,716

TELETECH HOLDINGS, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2007	2006
Reconciliation of EBIT & EBITDA :

Net Income	$17,327	$5,388
Interest income	(393)	(169)
Interest expense	1,284	887
Provision for income taxes	9,663	2,981

EBIT	$27,881	$9,087

Depreciation and amortization	13,254	11,797

EBITDA	$41,135	$20,884

Reconciliation of Free Cash Flow :

Cash Flow From Operating Activities:
Net income	$17,327	$5,388
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,254	11,797
Other	1,270	(465)

Net cash provided by operating activities	$31,851	$16,720

Total Capital Expenditures	13,506	14,572

Free Cash Flow	$18,345	$2,148